UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Check the appropriate box:

[	] Preliminary Proxy Statement
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☒	Definitive Proxy Statement
[	] Definitive Additional Materials
[	] Soliciting Material Pursuant to Rule 14a-12

PERFORMANCE TECHNOLOGIES, INCORPORATED

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement)

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the amount on which the filing fee is calculated and state how it was determined):

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[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2

PERFORMANCE TECHNOLOGIES, INCORPORATED

------------------------------------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 24, 2007

The Annual Meeting of Stockholders of PERFORMANCE TECHNOLOGIES, INCORPORATED will be held at our headquarters located at 205 Indigo Creek Drive, Rochester, New York 14626, on Thursday, May 24, 2007 at 10:00 a.m., New York time, for the following purposes, which are more fully described in the accompanying Proxy Statement:

1.	To elect two nominees to our Board of Directors for a three-year term.

2.	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Stockholders of record at the close of business on March 28, 2007 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly vote by the Internet, by telephone or by completing and returning the enclosed proxy card. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.

Stuart B. Meisenzahl
Secretary

205 Indigo Creek Drive

Rochester, New York 14626

April 27, 2007

PERFORMANCE TECHNOLOGIES, INCORPORATED

205 Indigo Creek Drive

Rochester, New York 14626

April 27, 2007

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by the Board of Directors of PERFORMANCE TECHNOLOGIES, INCORPORATED (the “Company”) to be used at our Annual Meeting of Stockholders, which will be held at our headquarters, at 10:00 a.m., New York time, on Thursday, May 24, 2007 (the “Meeting”), and at any adjournments thereof. This proxy statement and the accompanying form of proxy are first being mailed to our stockholders on or about April 27, 2007.

The proxy, when properly executed and received by our Secretary prior to the Meeting, will be voted as therein specified unless revoked by filing a written revocation or a duly executed proxy bearing a later date with our Secretary prior to the Meeting. A stockholder of record may also revoke a proxy in person at the Meeting. Unless authority to vote for one or more of the director nominees is specifically withheld, a signed proxy will be voted FOR the election of the director nominees named herein and, unless otherwise indicated, FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, directors, officers or our regular employees, without extra compensation, may solicit proxies personally, by telephone, e-mail or facsimile transmission. We requested persons holding stock for others in their names or in the names of nominees to forward soliciting material to the beneficial owners of such shares and will, if requested, reimburse such persons for their reasonable expenses in so doing.

VOTES REQUIRED

Stockholders may vote by mail, telephone or the Internet. For some stockholders, information regarding telephone and Internet voting is included in the proxy card instructions. Our total outstanding shares of capital stock as of March 28, 2007, the record date for the Meeting (the “Record Date”), consisted of 13,008,846 shares of Common Stock, par value $.01 per share (the “Common Stock”). Only holders of record of Common Stock on the books of the Company at the close of business on the Record Date are entitled to notice of and to vote at the Meeting and at any adjournments thereof. Each holder of Common Stock is entitled to one vote for each share of Common Stock registered in the holder’s name. A majority of the outstanding shares of Common Stock, represented in person or by proxy at the Meeting, will constitute a quorum for the transaction of all business.

Pursuant to the provisions of the Delaware General Corporation Law, directors shall be elected by a plurality of the votes cast by the holders of shares of our Common Stock present in person or represented by proxy at the Meeting and entitled to vote at the Meeting. Because directors are elected by a plurality of the votes cast, withholding authority to vote with respect to one or more nominees will have no effect on the outcome of the election, although such shares would be counted as present for purposes of determining the existence of a quorum. Provided each nominee receives at least one vote in favor of his election, abstentions will have no effect on the election of directors.

The affirmative vote of a majority of the shares present or represented by proxy at the Meeting and entitled to vote at the Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Abstentions are treated as shares present and voting, so abstaining has the same effect as a negative vote.

A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. We do not expect that brokers will lack discretionary authority to vote on either of the proposals to be considered at the Meeting. If, however, there are broker non-votes, we will treat them as present to determine whether we have a quorum at the Meeting; however, they will not be treated as entitled to vote on the proposals for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether any proposal passes.

CORPORATE GOVERNANCE

Overview

The Company has a history of good corporate governance practices, which have aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their respective duties and responsibilities to stockholders.

The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and committee meetings by the chairman and other officers. The Board has three standing committees, the principal responsibilities of which are described below.

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire. The questionnaire requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. The Board is charged with addressing any conflict of interest involving the chairman, the chief executive officer, the chief financial officer, or any elected officer of the Company.

Director Independence

Each year, the Board affirmatively determines the independence of each director and nominee for election as a director with the listing standards of the Nasdaq Stock Market.

Based on these standards, the Board affirmatively determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and stockholder of the Company:

(1) Bernard Kozel	(4) E. Mark Rajkowski
(2) Charles E. Maginness	(5) Robert L. Tillman
(3) Stuart B. Meisenzahl

In addition, based on such standards, the Board affirmatively determined that John M. Slusser is not independent because he is the chairman, president and chief executive officer of the Company.

Nominations of Directors

Identifying Candidates

The Nominating Committee has a written charter available in the Investors section of our website at www.pt.com, which specifically sets forth the duties of the Nominating Committee. The Nominating Committee is responsible for identifying and screening potential director candidates and recommending qualified candidates to the Board for nomination. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. In addition, it considers recommendations of potential candidates from current directors, management and stockholders. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth herein, based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the attention of the Nominating Committee at the address set forth on the cover of this proxy statement. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our Common Stock. In addition, any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Qualifications

The Nominating Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.

The Board has developed criteria which are designed to identify qualities and characteristics desired for the Board as a whole. The Nominating Committee believes that director candidates should have certain minimum qualifications including the ability to read and understand basic financial statements and that each should possess the highest standards of personal integrity, ethics and values.

The Nominating Committee also considers such factors as:

•	Relevant expertise to offer advice and guidance to management;
•	Sufficient time to devote to our affairs;
•	Excellence in his or her field;
•	Significant appropriate senior management and leadership experience;
•	A long-term and strategic perspective;
•	Consistent exercise of sound and objective business judgment;
•	Ability to advance constructive debate and a global perspective; and
•	Commitment to support the long-term interests of our stockholders.

Further, it is important for the Board, as a whole, to operate in an atmosphere that is collegial, professional and respectful.

Candidate Selection Process

New candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating Committee considers diversity, maturity, skills and such other factors as it deems appropriate given our current needs and the needs of our Board to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent, which determination is based upon applicable listing standards of the Nasdaq Stock Market, applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”), and the advice of counsel, if necessary. The Nominating Committee conducts inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

Regardless of how a candidate is brought to the Nominating Committee’s attention, qualified candidates are asked to conduct one or more personal interviews with members of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated.

Communications with the Board

Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail. The following address may be used by those who wish to send such communications:

[Board of Directors] or [Name of Individual Director(s)]

Performance Technologies, Incorporated

c/o Secretary

205 Indigo Creek Drive

Rochester, NY 14626

The Board has instructed the Secretary to review all communications so received and to exercise his discretion not to forward to the Board correspondence that is inappropriate, such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions) and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not previously forwarded to the directors.

Code of Business Conduct and Ethics

The Company’s Code of Business Conduct and Ethics (the “Code”) applies to all directors, officers and employees or associates of the Company and its subsidiary companies. It is intended to promote the highest standards of honesty and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full and understandable disclosure in reports and documents filed with the SEC; compliance with applicable governmental rules and regulations; the prompt reporting of violations of the Code to an appropriate person or persons identified in the Code; and accountability for adherence to the Code.

The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Business Conduct and Ethics.

Any employee, stockholder or other interested party can send an email to auditcommittee@pt.com to submit a report of suspected or actual violations of the Company’s Code of Business Conduct and Ethics. In addition, communications can be sent to the Chairman of our Audit Committee at:

Mr. E. Mark Rajkowski

MeadWestvaco Corporation
Worldwide Headquarters
11013 W. Broad Street
Glen Ellen, VA 23060

The Company’s Code of Business Conduct and Ethics is available on our website at www.pt.com in the Investors section.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his duties and to attend all Board, committee and stockholders’ meetings. Our Board held twelve meetings during 2006, of which five were regularly scheduled meetings and seven were held to address particular matters. All of the directors attended at least 75 percent of the Board and committee meetings that required their attendance. As required by the listing standards of the Nasdaq Stock Market, it is the policy of the Board of Directors that the independent members of the Board meet regularly in executive (private) sessions at which only independent directors are present. The independent directors select from among their number a single director to serve as the presiding director during their executive sessions. We believe that it is important for our directors to attend the Annual Meeting of Stockholders and expect them to do so each year, barring unforeseen circumstances. All of our directors attended the 2006 Annual Meeting of Stockholders.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominating Committee and the Compensation Committee. In accordance with the listing standards of the Nasdaq Stock Market, all the committees are comprised solely of non-employee, independent directors. The table below shows current membership for each of the Board committees:

Audit	Nominating	Compensation
Committee	Committee	Committee
Stuart B. Meisenzahl	Bernard Kozel	Charles E. Maginness*
E. Mark Rajkowski*	Charles E. Maginness	Stuart B. Meisenzahl
Robert L. Tillman	Robert L. Tillman*	Robert L. Tillman

* Committee Chairperson

In addition to the three standing committees mentioned above, the Board convened a special Transition Committee to oversee the process through which a new chief executive officer was selected. This committee was comprised of Charles E. Maginness, John M. Slusser and Robert L. Tillman. This special committee met a total of five times during 2006.

Audit Committee

The Audit Committee has three members and met nine times during 2006. The Audit Committee is responsible for reviewing our financial reporting procedures and attending to related matters, as discussed in the committee’s charter. The written charter for the Audit Committee, which was adopted by the Board of Directors, more specifically sets forth the duties of the Audit Committee and is available in the Investors section of our website at www.pt.com. All of the members of the Audit Committee are financially literate and qualify as being “independent” under the listing standards of the Nasdaq Stock Market and applicable SEC rules. In addition, the Board has determined that Mr. Rajkowski qualifies as an “audit committee financial expert” under applicable SEC rules.

The Audit Committee’s responsibilities, which are set forth in detail in its charter, include the following:

•	Establish policies and procedures for, review and approve the appointment, compensation and termination of, the independent registered public accounting firm;
•	Review with the independent registered public accounting firm and financial management of the Company and approve the scope of the audit;
•	Pre-approve all audit and permissible non-audit fees;
•

Hold meetings periodically with the independent registered public accounting firm, the Board and management to review and monitor the adequacy and effectiveness of reporting, internal controls and compliance with Company policies;

•	Review consolidated financial statements and disclosures;
•	Review with management and the registered independent public accounting firm and approve disclosure controls and procedures and accounting principles and practices; and
•	Perform other functions or duties deemed appropriate by the Board.

Nominating Committee

The Nominating Committee has three members and met one time during 2006. The Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the listing standards of the Nasdaq Stock Market. The Board has adopted a charter for the Nominating Committee, which is available in the Investors section of our website at www.pt.com.

The Nominating Committee’s responsibilities, which are set forth in detail in its charter, include the following:

•	Develop qualifications/criteria for selecting and evaluating director nominees and evaluating current directors;
•	Consider and propose director nominees for election at the Annual Meeting of Stockholders;
•	Select candidates to fill Board vacancies as they may occur;
•	Make recommendations to the Board regarding Board committee memberships;
•	Consider the independence of each director and nominee for director; and
•	Perform other functions or duties deemed appropriate by the Board.

Compensation Committee

The Compensation Committee has three members and met six times during 2006. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the listing standards of the Nasdaq Stock Market. The Board has adopted a charter for the Compensation Committee, which is available in the Investors section of our website at www.pt.com.

The Compensation Committee’s responsibilities, which are set forth in detail in its charter, include the following:

•

Establish the base salary, incentive compensation and any other compensation for the Company’s president and chief executive officer, review the chief executive officer’s recommendations for the compensation of certain executive officers reporting to him, and set and approve such compensation;

•	Monitor the Company’s management incentive and stock-based compensation plans and discharge the duties imposed on the Committee by the terms of those plans; and
•	Perform other functions or duties deemed appropriate by the Board.

Compensation decisions for the executive officers of the Company and the Company’s directors are made by the Compensation Committee. The Committee has engaged outside executive compensation consultants to assist in evaluating the components of the executive compensation program. The competitive analysis developed by these firms has been helpful in constructing the compensation package for the chief executive officer and the other executive officers.

The Compensation Committee’s chairman reports the Committee’s recommendations on executive compensation to the Board. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table, with notes thereto, sets forth as of March 28, 2007 certain information regarding the Common Stock held by (i) persons known to us who own beneficially more than 5% of our Common Stock, (ii) each of our directors, (iii) each of our Named Executive Officers (as defined on page 16), and (iv) all of our directors and executive officers as a group. Unless otherwise indicated immediately beneath the beneficial owner’s name, the address of each beneficial owner listed in the table below is c/o Performance Technologies, Incorporated, 205 Indigo Creek Drive, Rochester, New York 14626.

	Shares Beneficially Owned
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Royce & Associates, LLC 1414 Avenue of the Americas, New York, NY 10019	1,658,790(2)	12.8%
Bank of America Corporation 100 North Tryon St., Floor 25, Bank of America Corporate Center, Charlotte, NC 28255	1,616,351(3)	12.4%
Dimensional Fund Advisors LP 1299 Ocean Avenue, Santa Monica, CA 90401	770,164(4)	5.9%
Charles E. Maginness	659,642(5)	5.1%
John M. Slusser	258,261(6)	2.0%
Bernard Kozel	234,144(7)	1.8%
Dorrance W. Lamb	150,332(8)	1.1%
John J. Peters	104,302(9)	*
John J. Grana	64,300(10)	*
Robert L. Tillman	59,000(11)	*
Stuart B. Meisenzahl	53,250(12)	*
E. Mark Rajkowski	40,350(13)	*

Michael F. Tortorello	4,000(14)	*
Michael P. Skarzynski	-	-

All Directors and Executive Officers as a Group (13 persons)	1,845,041(15)	13.6%

_________________________

* Less than 1%.

(1)	Percentage based upon 13,008,846 shares of Common Stock outstanding as of March 28, 2007.

(2)

The following information is derived from Amendment No. 3 to Schedule 13G dated January 24, 2007 filed by Royce & Associates, LLC. Royce & Associates, LLC has sole voting and dispositive power over 1,658,790 shares.

(3)

The following information is derived from Amendment No. 7 to Schedule 13G dated February 7, 2007 filed by Bank of America Corporation. NB Holdings Corporation, Bank of America, NA, Columbia Management Group, LLC and Columbia Management Advisors, LLC are the listed subsidiaries which acquired the securities being reported by the parent holding company. Bank of America Corporation has shared dispositive power over 1,616,351 shares and shared power to vote or to direct the voting of 1,198,513 shares. NB Holdings Corporation has shared dispositive power over 1,616,351 shares, and shared voting power over 1,198,513 shares. Bank of America, NA has sole voting power over 202,658 shares, shared voting power over 995,855 shares, sole dispositive power over 231,696 shares and shared dispositive power over 1,384,655 shares. Columbia Management Group, LLC has shared dispositive power over 1,384,655 shares and shared voting power over 995,855 shares. Columbia Management Advisors, LLC has sole dispositive power over 1,384,655 shares and sole voting power over 995,855 shares.

(4)

The following information is derived from Schedule 13G dated February 1, 2007 filed by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting and dispositive power over 770,164 shares.

(5)

Includes (a) 50,000 shares of Common Stock issuable upon exercise of options currently exercisable; and (b) 93,247 shares of Common Stock owned of record by Mr. Maginness’ wife. Mr. Maginness disclaims beneficial ownership of the shares owned by his wife.

(6)

Includes (a) 30,000 shares of Common Stock issuable upon exercise of options currently exercisable; and (b) 7,500 shares of Common Stock owned of record by Mr. Slusser as custodian for his minor children living in his household.

(7)

Includes (a) 40,000 shares of Common Stock issuable upon exercise of options currently exercisable; and (b) 189,144 shares of Common Stock owned of record by The Kozel Holding Company, LLC, over which Mr. Kozel has voting and investment power.

(8)	Includes 88,000 shares of Common Stock issuable upon exercise of options currently exercisable. Excludes 22,000 shares of Common Stock issuable upon exercise of options not yet vested.

(9)	Includes 102,000 shares of Common Stock issuable upon exercise of options currently exercisable. Excludes 30,000 shares of Common Stock issuable upon exercise of options not yet vested.

(10)

Includes (a) 62,000 shares of Common Stock issuable upon exercise of options currently exercisable; and (b) 150 shares of Common Stock owned of record by Mr. Grana’s wife as custodian for their child living in their household. Excludes 30,000 shares of Common Stock issuable upon exercise of options not yet vested.

(11)	Includes 40,000 shares of Common Stock issuable upon exercise of options currently exercisable.

(12)	Includes 50,000 shares of Common Stock issuable upon exercise of options currently exercisable.

(13)

Includes (a) 40,000 shares of Common Stock issuable upon exercise of options currently exercisable; and (b) 350 shares of Common Stock owned of record by Mr. Rajkowski’s wife. Mr. Rajkowski disclaims beneficial ownership of the shares owned by his wife.

(14)	Includes 4,000 shares of Common Stock issuable upon exercise of options currently exercisable. Excludes 16,000 shares of Common Stock issuable upon exercise of options not yet vested.

(15)	Includes 557,250 shares of Common Stock issuable upon exercise of stock options currently exercisable. Excludes 109,000 shares of Common Stock issuable upon exercise of stock options not yet vested.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. We currently have six directors, three in one class, two in one class and one in one class, a majority of whom are independent under the listing standards of the Nasdaq Stock Market. Terms are staggered so that only one class is elected at each Annual Meeting of Stockholders. Each director so elected serves for a three-year term and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation or removal.

Our Board of Directors recommends the election of the two nominees named below, each of whom is currently a director. Our Board of Directors does not contemplate that any of the nominees will be unable to serve as a director, but if that should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, shall determine.

Information about the Directors

The following table sets forth certain information with respect to the two directors who are nominated for re-election at the Meeting for a three-year term expiring in 2010.

PROPOSED FOR ELECTION AS DIRECTORS AT THE 2007 ANNUAL MEETING

FOR A THREE-YEAR TERM EXPIRING IN 2010

Name and Background	Director Since

Stuart B. Meisenzahl, age 65, has served as a director of the Company since 2001. He is a former partner in the law firm of Harter, Secrest & Emery LLP, which continues to serve as general counsel to the Company. He was affiliated with the firm for 36 years, retiring in 1999, and he practiced principally in the areas of federal securities law and biotechnology licensing. Following his retirement, Mr. Meisenzahl has acted as a business consultant to a number of biotechnology companies and is Acting General Counsel to Vaccinex, Inc., a biotechnology company in Rochester, New York. In addition, he has served as director or trustee of a number of charitable organizations in Rochester, New York.

2001

John M. Slusser, age 54, a founder of the Company, has served as President and CEO since January 2007, after serving as interim President and CEO since October 2006, Chairman of the Board of Directors since June 2001, as a director since our formation in 1981 and as Chief Strategic Officer from January 2003 to May 2005. From 1981 through 1995, he held various positions within the Company, including president and chief executive officer. From 1995 until 2000, he served as Chairman of the Board of InformationView Solutions Corporation and from 1995 to 1999 he served as that company’s Chief Executive Officer. Since 2000, he has served as President of Radio Daze LLC, a vintage electronics company. Prior to founding the Company, Mr. Slusser held various positions at Computer Consoles, Inc. (now a division of Nortel Networks). Mr. Slusser holds a BSEE degree from Rochester Institute of Technology.

1981

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1

The following table sets forth certain information with respect to each director whose term in office does not expire at the Meeting.

DIRECTORS WHOSE TERMS DO NOT EXPIRE

AT THE 2007 ANNUAL MEETING

Name and Background	Director Since
Bernard Kozel, age 85, has served as a director of the Company since 1983. He is the former Chairman of the Board of J. Kozel & Son, a Rochester, New York-based structural steel company and the former President of K.G. Capital Corporation.	1983
Charles E. Maginness, age 74, served as Chairman of our Board of Directors from 1986 to 2001 and served as our Chief Executive Officer from 1995 to 1997. From 1984 through 1986, he held the position of President and from 1984 through 1995 was also Chief Financial Officer. From 1970 to 1983, Mr. Maginness was employed by Kayex Corporation where he held several positions, including president and chief executive officer, and President of its Hamco Division. He is currently a partner in Vortex LLC.	1983

E. Mark Rajkowski, age 48, has been Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation since 2004 and has served as director of the Company since 2003. From December 2003 to August 2004, Mr. Rajkowski was Vice President and General Manager, Worldwide Operations, Digital Film and Imaging Systems Business, for Eastman Kodak Company. From January 2003 to December 2003, he held the position of Chief Operating Officer of Kodak’s Digital and Applied Imaging Division. From 2001 to 2003, he held the position of Vice President of Finance for Eastman Kodak and from 1998 until 2001 he held the position of Corporate Controller for Eastman Kodak.

2003
Robert L. Tillman, age 59, has been an independent business consultant since 2002. From 2000 to 2002, he served as General Manager in Intel’s Embedded Intel Architecture Division, where he was responsible for the operations of Ziatech Corporation. From 1997 to 2000 he held the position of President of Ziatech Corporation. From 1971 to 1997, Mr. Tillman held various positions at Hewlett Packard.	2003

EXECUTIVE OFFICERS

In January 2007, the Company announced key management appointments which resulted in changes to our group of executive officers. We are currently served by the following executive officers:

Name and Background	Executive Officer Since

John J. Grana, age 51, has served as Senior Vice President and General Manager of the Embedded Systems Group since January 2007 and Senior Vice President of Systems Engineering since November 2005. From 2000 to 2005 he served as Vice President of Software Engineering. From 1997 to 2000, he held the position of Vice President and General Manager of the Controller Products Group. From 1994 to 1997, he held the position of Vice President of Software Engineering. From 1990 to 1994, he held the position of Technical Director of the Workstation Products business unit, and from 1986 to 1990, he served in various engineering positions. Prior to joining the Company, he held various engineering positions with Computer Consoles, Inc. (now a division of Nortel Networks). Mr. Grana holds a BS degree in computer science from Rochester Institute of Technology.

2000
Dorrance W. Lamb, age 59, has served as Chief Financial Officer of the Company since 1995 and as Senior Vice President since November 2005. From 1992 to 2005 he served as Vice President of Finance. Prior to joining the Company, he was Senior Vice President for Finance and Administration at Infodata Systems, Inc. based in Fairfax, Virginia. Mr. Lamb is a certified public accountant and holds a BS degree in accounting from Benjamin Franklin University.	1992

William E. Mahuson, age 56, has served as Senior Corporate Vice President since March 2007. From 2005 to 2007 he served as Vice President of Business Development. From 1987 to 2005 he served as Vice President. From 1992 to 1995 he served as General Manager of the UconX business unit of the Company. From 1987 to 1990, he served as Vice President, Engineering. Prior to joining the Company, he held various technical and technical management positions with Computer Consoles, Inc. (now a division of Nortel Networks) and Xerox Corporation. Mr. Mahuson holds a BS degree in electrical engineering from Rensselaer Polytechnic Institute.

1987

John J. Peters, age 48, has served as Chief Technology Officer and Senior Vice President of Embedded Engineering since November 2005. From 2000 to 2005, he served as Vice President of Engineering. From 1997 to 2000, he held the position of Vice President of Development, Network Switching Products. From 1994 to 1997, he held the position of Vice President of Hardware Engineering. From 1990 to 1994, he served as Technical Director of the Hardware Products business unit, and from 1986 to 1990, he served in various engineering positions. Prior to joining the Company, he held various engineering positions with Computer Consoles, Inc. (now a division of Nortel Networks). Mr. Peters holds a BS degree in engineering from the Rochester Institute of Technology.

2000
J. Patrick Rice, age 47, was appointed Vice President and General Manager of the Company’s Signaling Systems Group in January 2007. Prior to this appointment, he served as Vice President of Worldwide Signaling Sales and Marketing since 2006. Prior to joining the Company in 2006, Mr. Rice held key senior positions at Tekelec and Nortel Networks.	2007
John M. Slusser, age 54, has served as President and Chief Executive Officer since October 2006. Further information about Mr. Slusser is set forth under “DIRECTORS PROPOSED FOR ELECTION AT THE 2007 ANNUAL MEETING” above.	2006

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to its executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to its executive officers are similar to those provided to other executive officers in peer companies.

Throughout this proxy statement, the individuals who served as the Company’s chief executive officer and chief financial officer during 2006, as well as the other individuals included in the Summary Compensation Table on page 16, are referred to as the “Named Executive Officers.”

Compensation Philosophy and Objectives

Each year, the Company establishes a plan for the fiscal year that includes revenue, earnings per share and other goals to be accomplished. The Company’s executive compensation program is designed to reward the achievement of these specific annual goals and to align executives’ interests with those of the stockholders. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives in peer companies. To that end, the Committee believes executive compensation packages provided by the Company to its Named Executive Officers should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all decisions related to the compensation of the Named Executive Officers. The chief executive officer annually reviews the performance of each Named Executive Officer. The conclusions reached in connection with these reviews are presented to the Committee for its consideration. The Committee can exercise its discretion in modifying any recommended adjustments or awards to Named Executive Officers.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive awards to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, the Committee periodically has engaged outside executive compensation consultants to conduct a review of its total compensation program for the chief executive officer as well as for other key executives. Executive compensation consultants provide the Committee with relevant market data to consider when making compensation decisions for the chief executive officer and other executive officers.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded, technology companies with revenues generally between $35 million and $100 million (collectively, the “Compensation Peer Group”). The Compensation Peer Group consists of companies which the Committee believes can employ similarly situated executives. The companies comprising the Compensation Peer Group are:

Brooktrout, Inc.	Glenayre Technologies, Inc.
Interphase Corporation	NMS Communications Corporation
Optical Communication Products, Inc	RadiSys Corporation
SBS Corporation	SpectraLink Corporation
Teltronics, Inc.	Ulticom Inc.
Vodavi Technology, Inc.	Zhone Technologies, Inc.

The Committee’s overall compensation objective is to target the total compensation of the Company’s Named Executive Officers at the midpoint of the Compensation Peer Group. Data provided by compensation consultants indicates that the current total compensation of the Named Executive Officers is below this level. The Committee expects, over time, to increase the total compensation to the midpoint of the Compensation Peer Group based on the Company’s ability to afford to do so.

Presently, the Committee generally sets total compensation for Named Executive Officers in the second quartile of compensation paid to similarly situated executives. Variations to this objective may occur as dictated by the experience level of the individual and market factors.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews information provided by executive compensation consultants to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. In 2006, with respect to the aggregate of salary and long-term incentives for the Named Executive Officers, salary accounted for approximately 62% of this total while long-term incentives accounted for approximately 38% of this total.

2006 Executive Compensation Components

For the year ended December 31, 2006, the principal components of compensation for Named Executive Officers were as follows:

•	Base Salary;
•	Annual Short-term Incentive Award; and
•	Long-term Incentive Award.

Base Salary

The Company provides Named Executive Officers and other employees with base salary to compensate them for services rendered during the year. Base salary ranges for Named Executive Officers are determined for each executive based on his or her position and responsibility by using market data. The Committee’s goal is to target the base salaries of the Named Executive Officers at the midpoint of the Compensation Peer Group. Data provided by compensation consultants indicates that the current salaries of the Named Executive Officers are below this level. The Committee expects, over time, to increase base salaries to the midpoint of the Compensation Peer Group based on the Company’s ability to afford to do so.

During its review of base salaries for executives, the Committee primarily considers:

•	Market data provided by outside consultants;
•	Internal review of the executive’s compensation, both individually and relative to other officers; and
•	Individual performance of the executive.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of Named Executive Officers are based on the assessment of the individual’s performance.

For 2006, base salaries for the chief executive officer and other Named Executive Officers were generally set in the second quartile of the Compensation Peer Group data and became effective on April 1, 2006. Base salaries for the Named Executive Officers for the year ended December 31, 2006 are included in the third column of the “Summary Compensation Table” on page 16.

For 2007, the base salary of the chief executive officer was set at $300,000 when Mr. Slusser became the permanent president and chief executive officer on January 16, 2007.

Annual Short-term Incentive Award Compensation

The Annual Short-term Incentive Award Program is an annual cash incentive program for Named Executive Officers and other key employees. This program includes various incentive levels based on the participant’s accountability and impact on Company operations, with target award opportunities that are established as a percentage of base salary. These targets range from 25% to 70% of base salary for the Named Executive Officers.

For 2006, the Annual Short-term Incentive Award program was based upon achievement of the corporate financial objective relating to earnings per share. In January 2006, the Committee set minimum, target and maximum levels for the corporate financial objective relating to earnings per share. Payment of awards is based upon the achievement of such objective for that year. Named Executive Officers participating in the Annual Short-term Incentive Awards Program receive:

•	No payment for the corporate financial objective unless the Company achieves the minimum performance level;

•	A payment of 25% of the target award opportunity for the corporate financial objective if the Company achieves the minimum performance level;
•	A payment of at least 25%, but not more than 50% of the target award opportunity for the corporate financial objective if the Company achieves between the minimum to the target performance level; and
•

A payment of between 50% but not more than 100% of the target award opportunity for the corporate financial objective if the Company achieves between the target and the maximum performance level. A portion of the bonus amount in excess of 50% of base salary may be paid in the form of restricted stock, at the Committee’s discretion.

Upon completion of the audit for the year, the Committee assesses the performance of the Company for the corporate financial objective comparing the actual results to the pre-determined minimum, target and maximum levels for the objective.

The Committee generally sets the target level for earnings per share higher than the actual results for the prior year. Minimum and maximum earnings per share objectives are set somewhat below or above the target level. In making the annual determination of the minimum, target and maximum levels, the Committee considers the specific circumstances likely to be faced by the Company during the coming year.

Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year. Over the past five years, the Company achieved performance in excess of the target level on one occasion.

For 2006, the target level for earnings per share was $.35 per share. There were no award payments made to the Named Executive Officers under this program for 2006.

Long-term Incentive Award Compensation

The Long-term Incentive Awards Program, which is generally stock option based compensation, encourages participants to focus on long-term Company performance, as any appreciation in the price of the stock will benefit all stockholders commensurately.

The Stock Option Program assists the Company to:

•	Enhance the link between the creation of stockholder value and long-term executive incentive compensation;
•	Provide an opportunity for increased equity ownership by executives; and
•	Maintain competitive levels of total compensation.

In 2006, the Committee provided a pool of Common Stock equivalent to approximately 2% of the total number of Common Stock outstanding to be awarded as stock option grants to the Named Executive Officers and key employees. The Committee’s target number of stock options awarded reflects the projected performance of the Company as well as the impact of stock option grants on the Company’s earnings per share. Data provided by compensation consultants indicates that this target generally places the long-term incentive award compensation of the Named Executive Officers below the midpoint of the Compensation Peer Group.

Stock option award levels vary among participants based on their positions within the Company with consideration by the Committee of total historic grants for each of the Named Executive Officers and exercises by the participants. Stock options are granted when the assessment of the performance for the prior year has been completed.

Stock options are awarded at the closing price of the Company’s Common Stock on the Nasdaq Stock Market on the date of the grant. The Company does not grant options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor does it grant options which are priced on a date other than the grant date.

Stock options granted to the Named Executive Officers by the Committee generally vest at a rate of 20% per year over the first five years of the ten-year option term beginning on the first anniversary of the grant date. In the event of a change in control of the Company, these stock options become fully vested and exercisable. Vesting ceases upon termination of employment and exercise rights cease thirty days after termination of employment, except in the case of death, disability or retirement, in which case the exercise right ceases in one year. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights.

For 2006, stock options granted to the Named Executive Officers and key employees generally vest at a rate of 20% per year over the first five years of the ten-year option term. These stock options contain accelerated vesting if earnings per share equals or exceeds $.50 per share for any fiscal year ending December 31, 2007 through December 31, 2010. The compensation cost recognized in 2006 for these stock option awards and previous awards are included in the fifth column of the “Summary Compensation Table” on page 16.

In January 2007, 15,000 stock options were granted to the chief executive officer when Mr. Slusser became permanent president and chief executive officer. This stock option vests in full on the one-year anniversary of the grant date and has a five-year term.

Retirement and Other Benefits

Savings Plan:

All employees in the United States are eligible to participate in the Performance Technologies Incorporated Retirement Savings Plan (“Savings Plan”).

The Savings Plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees, including the Named Executive Officers, are able to contribute the lesser of up to 25% of their annual salary or the limit prescribed by the Internal Revenue Service on a before-tax basis. The Company may elect to match a percentage of the employees pay that is contributed to the Savings Plan. The Savings Plan has vesting for matching contributions where employees vest 20% per year for their first five years of service with the Company. All employee contributions to the Savings Plan are fully-vested upon contribution.

For 2006, the Company matched 25% of the first 4% of pay that was contributed by an employee to the Savings Plan. Company contributions to the Savings Plan for the Named Executive Officers for the year ended December 31, 2006, are included in the sixth column of the “Summary Compensation Table” on page 16.

For 2007, the Company is matching 25% of the first 4% of pay that is contributed by an employee to the Savings Plan.

Flex Plan:

All employees in the United States are eligible to participate in the Company’s Flex Options Plan (“Flex Plan”). The Flex Plan provides employees with an annual benefit allowance to choose a variety of medical benefit options including comprehensive medical insurance, dental insurance and flexible spending accounts. Any unused benefit allowance can be contributed to the Savings Plan.

Perquisites and Other Personal Benefits

The Company provides the Named Executive Officers with certain perquisites and other personal benefits that the Company and the Committee believe are consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers.

Certain of the Named Executive Officers are provided an automobile allowance for the use of their personal automobiles. Upon relocation, Named Executive Officers may receive, at the discretion of the Compensation Committee, a relocation allowance to reimburse up to an aggregate amount in relocation and moving expenses actually incurred, as well as additional reimbursement for temporary housing and travel expenses. During 2006, Mr. Skarzynski, our former president and chief executive officer was paid temporary living expenses which totaled $26,890.

In January 2007, the Company agreed to provide Mr. Slusser with an automobile allowance in the amount of $500 per month and to reimburse costs related to a $500,000 life insurance policy.

Employment Contracts

The Company has not entered into any employment agreements with any of the Named Executive Officers except Michael P. Skarzynski, who was employed by the Company in the capacities of president and chief executive officer from November 3, 2005, until he resigned effective October 13, 2006.

The following is a brief description of the terms and conditions of the employment agreement with Mr. Skarzynski that were material to the Company:

•	Mr. Skarzynski received a base salary of $300,000 per year and was eligible to receive an annual performance bonus.
•

If Mr. Skarzynski remained employed by the Company as our president and chief executive officer between November 3, 2005 and December 31, 2006, his operating bonus for fiscal year 2006 would be not less than $150,000.

•

Mr. Skarzynski received a non-qualified stock option to purchase 225,000 shares of our common stock. Subject to certain conditions, the option would vest and become exercisable pro rata with respect to 37,500 of the shares subject to the option on each of the first, second, third, fourth, fifth and sixth anniversaries of the granting of the option.

•	Vesting of Mr. Skarzynski’s option would have been accelerated if the Company met certain year-end earnings per share milestones during the life of the option.
•

In exchange for using his best efforts to permanently relocate from New Jersey to the Rochester, New York area by July 31, 2006, Mr. Skarzynski would have received certain relocation benefits, including the reimbursement of up to an aggregate of $150,000 in relocation and moving expenses actually incurred by him, as well as additional reimbursements for temporary housing and travel expenses.

On October 13, 2006, Mr. Skarzynski submitted his resignation as president, chief executive officer and director. After his resignation, the Company and Mr. Skarzynski entered into a short-term consulting agreement. Pursuant to the terms of the consulting agreement, between its effective date and March 31, 2007, Mr. Skarzynski was to provide, as requested by the interim president and Transition Committee, certain transition services for the purpose of facilitating the transfer of Mr. Skarzynski’s former responsibilities as president and chief executive officer of the Company to the interim president and chief executive officer. In exchange for such transition services, pursuant to the terms of the consulting agreement, the Company made the following payments to Mr. Skarzynski: an initial payment of $50,000, paid on or by November 1, 2006; an additional payment of $40,000, paid on December 31, 2006; and a final payment of $10,000, paid on or by March 31, 2006. The consulting agreement contained release and waiver provisions pursuant to which Mr. Skarzynski released and waived any claims that he might have against the Company, as well as other provisions generally customary for an agreement of this type, including confidentiality, indemnification, non-disparagement and non-compete provisions. Upon his resignation, the previous stock option granted to Mr. Skarzynski expired, unvested, and he was not paid any bonus.

Potential Payments upon Termination

The Named Executive Officers and certain other key executives are eligible for certain benefits in the event their employment is terminated without cause. These benefits are:

•	Subject to our regular payroll policies and practices, the continuation of salary, automobile, and health insurance benefits for six months after the date the executive employee’s employment ends;
•	Accelerated vesting of all outstanding stock options that would have vested within one year from the date of termination; and
•	The payment of any earned but unpaid bonus for the prior year.

The Board of Directors has determined that “cause” means (i) continually and willfully failing to perform the lawful responsibilities assigned to the executive employee; (ii) engaging in conduct that is demonstrably and materially harmful to the Company, including, but not limited to, engaging in inappropriate conduct toward other personnel or customers of the Company, being under the influence of alcohol or non-prescription drugs while at work, failing to comply with the provisions of a confidentiality agreement; (iii) misappropriating the Company’s property; (iv) being convicted of a felony or other crimes of moral turpitude; or (v) mishandling material, nonpublic information.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Charles E. Maginness, Chairman

Stuart B. Meisenzahl

Robert L. Tillman

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the year ended December 31, 2006. The Company has not entered into any employment agreements with any of the Named Executive Officers except Michael P. Skarzynski, who left the Company in October 2006. When setting total compensation for each of the Named Executive Officers, the Committee reviews compensation schedules which show the executive’s current compensation, including equity and non-equity based compensation.

The Named Executive Officers were not eligible to receive payments under the Annual Short-term Incentive Award Program for the year ended December 31, 2006.

In 2006, combining salary and long-term incentives (the value of which was calculated using the Black Scholes option pricing model) of the Named Executive Officers, salary accounted for approximately 62% of this total while long-term incentives accounted for approximately 38% of this total. Because the table below reflects less than the full fiscal year salary for individuals who were not employed by the Company for the full fiscal year and because the value of certain equity awards included below is based on the FAS 123(R) value, the aforementioned percentages may not be able to be derived using the amounts reflected in the table below.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1),(2)	All Other Compensation (3)	Total
Michael P. Skarzynski Chief Executive Officer and President (through October 2006)	2006	$241,153	-	-	$134,140	$375,293

John M. Slusser Chief Executive Officer and President (since October 2006)	2006	$57,692	-	- (4)	$1,270	$58,962

Dorrance W. Lamb Senior Vice President and Chief Financial Officer	2006	$210,315	-	$22,237	$5,062	$237,614

Michael F. Tortorello(5) Vice President of Embedded Systems Sales	2006	$248,480	-	$14,820	$4,000	$267,300

John J. Grana Senior Vice President and General Manager of Embedded Systems Group	2006	$182,730	-	$29,140	$3,674	$215,544

John J. Peters Senior Vice President Embedded Engineering and Chief Technology Officer	2006	$182,730	-	$29,140	$2,661	$214,531

(1) The dollar value of stock options set forth in this column is equal to the compensation cost recognized in 2006 for financial statement purposes in accordance with FAS 123(R), except no assumptions for forfeitures were included. This valuation method values stock options granted in 2006 and previous years. A discussion of the assumptions used in calculating the amount is set forth in the Notes to Consolidated Financial Statements of our 2006 Annual Report to Stockholders.

(2) Information regarding stock options granted to our Named Executive Officers during 2006 is set forth in the 2006 Grants of Plan-Based Awards Table. The 2006 Grants of Plan-Based Awards Table also sets forth the aggregate grant date fair value of stock options granted during 2006 computed in accordance with FAS 123(R).

(3) Other annual compensation to Mr. Skarzynski in 2006 included payments related to (1) our health and medical benefit program, (2) temporary living expenses, (3) benefits related to a life insurance expense reimbursement, (4) an automobile allowance (5) Savings Plan contributions and (6) a consulting fee of $100,000 payable to Mr. Skarzynski in connection with services he provided after his resignation as president and chief executive officer. Under the terms of the consulting agreement, $90,000 was paid in 2006 and the remaining $10,000 was paid in 2007. During 2006, for the other Named Executive Officers listed above, we provided certain perquisites and benefits. These included benefits paid under our health and medical benefit program, automobile allowances and expenses, 401(k) allowances and life insurance.

(4) 0n January 16, 2007, Mr. Slusser was granted a stock option to purchase 15,000 shares of Common Stock at an exercise price of $5.82. The option vests on January 16, 2008 and terminates on January 16, 2012. The total grant date fair value of the option award on the date of grant was $35,865.

(5) During 2006, Mr. Tortorello became an executive officer of the Company. The total compensation for 2006 represents his total earnings for all of 2006.

2006 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding the grants of annual cash incentive compensation and stock options during 2006 to our executive officers named in the 2006 Summary Compensation Table.

					All Other
					Option
		Estimated Future Payouts Under			Awards;
		Non-Equity Incentive Plan			Number of	Exercise	Grant Date
		Awards(1)			Securities	Price	Fair Value
					Underlying	of Option	of Stock
	Grant	Threshold	Target	Maximum	Options	Awards	and Option
Name	Date	($)	($)	($)	(#)(2)	($/Sh)(3)	Awards($)(4)
Michael P. Skarzynski	N/A	$150,000	$150,000	$212,545
John M. Slusser	N/A	-	-	-
Michael F. Tortorello	3/31/2006	-	-	-	20,000	$7.50	$98,800
Dorrance W. Lamb	3/17/2006	$55,530	$106,444	$152,324	20,000	$6.64	$87,200
John J. Grana	3/17/2006	$49,073	$94,073	$134,612	30,000	$6.64	$130,800
John J. Peters	3/17/2006	$49,073	$94,073	$134,612	30,000	$6.64	$130,800

(1) The amounts set forth in these columns reflect the annual cash incentive compensation amounts that potentially could have been earned during 2006 based upon the achievement of performance goals. These goals were not achieved and no payments were made related to 2006.

(2) The amounts set forth in this column reflect the number of stock options granted on March 17, 2006 (to Messrs. Lamb, Grana and Peters) and March 31, 2006 (to Mr. Tortorello) under our 2003 Omnibus Incentive Program. These stock options vest at the rate of twenty percent per year and expire on March 17, 2016 and March 31, 2016, respectively. The vesting of these options will accelerate upon the Company achieving certain earnings per share goals in future years.

(3) The exercise price equals the closing price of our common stock on the respective date of grant.

(4) The dollar values of stock options disclosed in this column are equal to the grant date fair value computed in accordance with FAS 123(R), except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in the Notes to Consolidated Financial Statements of our 2006 Annual Report to Stockholders.

OUTSTANDING AWARDS AT DECEMBER 31, 2006

The following table sets forth information regarding the number of shares of Common Stock underlying exercisable and unexercisable stock options outstanding on December 31, 2006 for our Named Executive Officers.

	Option Awards

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options	Options		Exercise	Option
	(#)	(#)		Price	Expiration
Name	Exercisable	Unexercisable		($)	Date

Michael P. Skarzynski	-	-		$ -	N/A

John M. Slusser	10,000	-	(1)	$ 8.60	6/4/2007
	10,000	-	(1)	$ 6.78	6/2/2010
		10,000	(1),(2)	$ 7.08	5/25/2011

Dorrance W. Lamb	25,000	-		$ 8.50	3/18/2008
	28,000	-		$ 3.90	4/23/2008
	25,000	-		$ 18.13	4/9/2009
	3,000	9,000	(3)	$ 5.78	5/17/2013
	-	20,000	(4)	$ 6.64	3/17/2016

Michael F. Tortorello	-	20,000	(5)	$ 7.50	3/31/2016

John J. Grana	20,000	-		$ 8.50	3/18/2008
	12,500	-		$ 3.90	4/23/2008
	17,500	-		$ 18.13	4/9/2009
	3,000	9,000	(3)	$ 5.78	5/17/2013
	-	30,000	(4)	$ 6.64	3/17/2016

John J. Peters	22,500	-		$ 5.94	5/15/2007
	25,000	-		$ 8.50	3/18/2008
	25,000	-		$ 3.90	4/23/2008
	17,500	-		$ 18.13	4/9/2009
	3,000	9,000	(3)	$ 5.78	5/17/2013
	-	30,000	(4)	$ 6.64	3/17/2016
(1)	These options were granted to Mr. Slusser as a non-employee director of the Company.
(2)	This option vests on May 25, 2007.
(3)	These options vest in increments of 3,000 on May 17, 2007, 2008 and 2009.
(4)	These options vest twenty percent annually beginning on March 17, 2007.
(5)	This option vests twenty percent annually beginning on March 31, 2007.

2006 OPTION EXERCISES

The following table sets forth information regarding the number and value of stock options exercised during 2006 for the Named Executive Officers who exercised options during 2006.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)
Dorrance W. Lamb	34,500	$ 94,231
John J. Grana	11,250	$ 19,598
John J. Peters	10,000	$ 17,420

(1) Represents the difference between the fair market value of our Common Stock underlying the options as of the exercise date and the exercise price of the options.

ESTIMATED PAY ON TERMINATION

As discussed above, in 2005 the Board of Directors adopted guidelines regarding the severance benefits that we will provide to certain executive employees in the event that their employment with us is terminated without cause. The following table sets forth the estimated payments that would be made in the event of a termination without cause for the Named Executive Officers who are currently employed by the Company:

	Mr. Slusser	Mr. Lamb	Mr. Tortorello	Mr. Grana	Mr. Peters
Cash severance payment	$150,000	$107,500	$95,000	$95,000	$95,000
Accelerated stock options(1)		$420		$420	$420
Continued health care benefits	$3,625	$3,645	$5,988	$6,003	$6,003
Continued auto allowance	$3,000	$1,200	$3,000
Total	$156,625	$112,765	$103,988	$101,423	$101,423

(1) This amount reflects the difference between the closing price of our Common Stock on December 31, 2006 and the exercise prices for each option for which vesting would accelerate.

ESTIMATED VALUE ON CHANGE IN CONTROL

Certain stock options granted to the Named Executive Officers will vest immediately in the event of a change in control. The following table sets forth the estimated value that the Named Executive Officers who remain employed with the Company would receive upon a change in control:

	Mr. Slusser	Mr. Lamb	Mr. Tortorello	Mr. Grana	Mr. Peters
Accelerated stock options(1)		$1,260		$1,260	$1,260

(1) This amount reflects the difference between the closing price of our Common Stock on December 31, 2006 and the exercise prices for each option for which vesting would accelerate.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock option-based compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

Cash Compensation Paid to Board Members

For the year ended December 31, 2006, members of the Board who are not employees of the Company are entitled to receive $15,000 if they attend at least 75 percent of the scheduled Board meetings and an additional $1,000 for each meeting actively attended. The Chairman of the Board, if a non-employee, receives an annual retainer of $10,000. The Board Secretary, if a non-employee, receives an annual retainer of $1,000, and an additional $500 for each meeting attended. Directors who serve as a committee chair, or committee member, receive an annual retainer of $5,000 and $2,500, respectively, for the Audit Committee; $2,500 and $1,250, respectively for the Compensation Committee; and $1,500 and $750, respectively for the Nominating Committee. In addition, each committee member receives $500 for each committee meeting attended. The non-employee members of the Transition Committee were paid $1,000 for attending each Transition Committee Meeting.

Stock Option Program

Each non-employee director receives a stock option grant for 10,000 shares of Common Stock on the day of our Annual Meeting of Stockholders. The exercise price for these options is the fair market value of our Common Stock as of market close on the date of the option grant. Options vest on the first anniversary of the grant date and expire five years from the date of grant. Until an option is exercised, shares subject to options cannot be voted.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2006:

	Fees Earned	Option
	or Paid in	Awards	Total
Name	Cash ($)	($)(1,2)	($)
Robert L. Tillman	$43,250	$23,075	$66,325
Stuart B. Meisenzahl	$42,250	$23,075	$65,325
Charles E. Maginness	$37,250	$23,075	$60,325
John Slusser (3)	$36,000	$23,075	$59,075
E. Mark Rajkowski	$35,500	$23,075	$58,575
Bernard Kozel	$25,750	$23,075	$48,825

(1) The amounts listed are equal to the compensation cost recognized in 2006 for financial statement purposes in accordance with FAS 123(R), except no assumptions for forfeitures were included. This valuation method values stock options granted in 2006 and previous years. A discussion of the assumptions used in calculating the amount is set forth in the Notes to Consolidated Financial Statements of our 2006 Annual Report to Shareholders.

(2) The number of stock options held by the non-employee directors at December 31, 2006 was as follows: Mr. Tillman (40,000), Mr. Meisenzahl (50,000), Mr. Maginness (50,000), Mr. Rajkowski (40,000) and Mr. Kozel (40,000).

(3) Represents fees paid and stock options granted to Mr. Slusser prior to his assumption of the role of president and chief executive officer in October 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file certain reports regarding ownership of, and transactions in, our securities with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports that they file.

Based solely on our review of such reports furnished to us and written representations from certain reporting persons, we believe that our executive officers, directors and more than 10% stockholders timely filed all Section 16(a) reports required to be filed by them during the most recent fiscal year except for one filing. On September 5, 2006, Mr. Tortorello filed an initial statement of beneficial ownership which should have been filed on May 31, 2006.

AUDIT COMMITTEE REPORT

The Audit Committee met nine times during 2006 and held four private sessions with PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee has:

•

reviewed and discussed, with us, regulatory changes occurring during the past year including subsequent requirements related to the Sarbanes-Oxley Act of 2002 and new Securities and Exchange Commission and NASD requirements;

•	reviewed and discussed our audited financial statements for 2006 with management and with PricewaterhouseCoopers LLP;
•	reviewed and discussed management’s selection, application and disclosure of critical accounting policies;
•	reviewed and discussed the adequacy of our internal control over financial reporting and accounting and financial personnel;
•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS 61, as amended (Codification for Statements on Auditing Standards);
•	discussed the process used by management in formulating accounting estimates and the basis for the registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and
•

received and discussed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on such review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2006 for filing with the SEC.

Prior to approving PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006, the Audit Committee considered whether PricewaterhouseCoopers LLP’s provision of other than audit services is compatible with maintaining the registered public accounting firm’s independence and has concluded that PricewaterhouseCoopers LLP meets the independence standards.

Audit Committee:

E. Mark Rajkowski, Chairman

Stuart B. Meisenzahl

Robert L. Tillman

AUDIT FEES AND ALL OTHER FEES

Fees Billed by PricewaterhouseCoopers LLP during 2006 and 2005

During 2006 and 2005, PricewaterhouseCoopers LLP billed us the following fees for the services discussed below:

	2006	2005
Audit Fees	$318,000	$301,000
Audit-Related Fees	-	-
Tax Fees	$66,000	$69,000
All Other Fees	$2,000	-
Total	$386,000	$370,000

Audit Fees: Fees relating to the audit of the Company’s annual financial statements, including services required under the Sarbanes- Oxley Act of 2002 and review of periodic SEC reports and fees related to assistance with regulatory reviews of Company filings.

Audit-Related Fees: There were no audit related fees billed in 2006 or 2005.

Tax-Related Fees: The fees in 2006 relate to tax advice and tax planning services. The fees in 2005 were for compliance services, tax advice and tax planning services.

All Other Fees: All other fees in 2006 were related to a subscription for an accounting literature research product. No other fees were billed by PricewaterhouseCoopers LLP in 2005.

All audit, audit-related and tax fees paid in 2006 and 2005 were approved by the Audit Committee.

Effective in 2003, the Audit Committee established the following guidelines for securing non-audit services.

•	The chairperson for the Audit Committee can authorize management, in advance, to secure non-audit services up to $25,000 provided the Committee is informed on a timely basis of such commitment.
•	The Audit Committee must pre-approve each non-audit service in excess of $25,000.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2006, and the Board of Directors has again selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. This selection will be presented to the stockholders for their ratification at the Meeting. The Board of Directors recommends a vote in favor of the proposal to ratify this selection and (unless otherwise directed therein) it is intended that the shares represented by the enclosed properly executed proxy will be voted FOR such proposal. If the stockholders do not ratify this selection, the Board of Directors may reconsider its choice.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting. The representative will be given an opportunity to make a statement if he so desires and will be available to respond to appropriate questions concerning the audit of our financial statements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

In order for any stockholder proposal to be included in our Proxy Statement to be issued in connection with the 2008 Annual Meeting of Stockholders, such proposal must be delivered to us no later than December 28, 2007. If the proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act, we will include the stockholder proposal in our proxy statement and place it on the form of proxy issued for the 2008 Annual Meeting of Stockholders. Stockholder proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act may be brought before the 2008 Annual Meeting of Stockholders only if written notice of the proposal is delivered to our Secretary no earlier than March 4, 2008, and no later than April 3, 2008, and if the stockholder complies with all of the other provisions of Article II, Section 12 of our By-laws. All such notices should be delivered to Stuart B. Meisenzahl, Secretary of Performance Technologies, Incorporated, 205 Indigo Creek Drive, Rochester, New York 14626.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter other than those specifically referred to in this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

By Order of the Board of Directors,

/S/ Stuart B. Meisenzahl

Stuart B. Meisenzahl
Secretary to the Board

Dated at Rochester, New York

April 27, 2007